Exhibit 5.1

ANTIS TRIANTAFYLLIDES & SONS LLC

ADVOCATES

CAPITAL CENTER

9TH FLOOR

2-4 Arch. Makarios III Avenue

P.O.Box 21255

1505 NICOSIA, CYPRUS

TELEPHONE: 357 22 360000

TELEFAX: 357 22 670670

WEB SITE: www.triantafyllides.com

GENERAL EMAIL: trianta@triantafyllides.com

19 April 2013

QIWI plc

12-14 Kennedy Ave.

Kennedy Business Centre, 2nd Floor, Office 203

1087 Nicosia

Cyprus

Ladies and Gentlemen,

We are acting as Cyprus counsel to Qiwi PLC (the “Company”) in connection with an initial public offering on the NASDAQ Stock Market of American Depositary Shares (“ADS”) representing Class B shares of Euro 0.0005 each in the capital of the Company (the “Shares”).

This legal opinion on certain matters of Cyprus law (the “Opinion”) is furnished to you in order for it to be filed as an Exhibit to the Registration Statement on Form F-1 under the Securities Act of 1933 (the “Act”) originally filed with the U.S. Securities and Exchange Commission (the “Commission”) dated March 27, 2013 (the “Registration Statement”).

In addition to reviewing the Registration Statement, we have also reviewed a certificate of incumbency issued by the secretary of the Company dated 18th April 2013 together with the documents referred to therein, resolutions of the Board of Directors of the Company, a certified copy of the register of members of the Company as at the date 18th April 2013 (the “Register of Members”) and such documents as we have deemed necessary for the purposes of rendering this opinion (together with the Registration Statement, the “Inspected Documents”).

1.	Assumptions

In giving this opinion we have assumed:

a.	that no provision of the laws of any jurisdiction other than Cyprus affects the conclusions in this Opinion; for example, we have assumed that, in so far as any obligation is to be performed in any jurisdiction outside Cyprus its performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction;

b.	the accuracy and completeness of all factual representations made in the Inspected Documents;

ANTIS TRIANTAFYLLIDES & SONS	Page 2

c.	that no provision in any document referred to in the Inspected Documents affects the conclusions in this Opinion;

d.	that those of the Inspected Documents submitted to us as copies conform to the original documents and such original documents are authentic and complete;

e.	that there has been no change in any of the Inspected Documents and that all continue to be in full force and effect and have not been amended or varied in any way prior to the date of this Opinion;

f.	that the Register of Members is accurate and up to date;

2.	Opinion:

Subject to the qualifications and considerations set out below and having regard to such other legal considerations as we deem relevant and subject to matters not disclosed to us and to matters of fact which would affect the conclusions set out below, our opinion on Cyprus law is set out below:

1.	All the outstanding share capital of the Company (including the Shares represented by the ADS) has been duly and validly authorized and issued and is fully paid and non-assessable.

2.	The Company is duly organized, validly registered and existing in good standing under the laws of Cyprus.

3.	Qualifications:

This Opinion is subject to the following qualifications and considerations:

(a)	This Opinion is confined solely to the laws of Cyprus in force at the date of this Opinion and we have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction.

(b)	Save as provided herein, we have not made any enquiries or investigations concerning the solvency of any of the parties.

(c)	This Opinion is subject to all limitations resulting from the laws of bankruptcy, insolvency, liquidation and other laws of general application relating to or affecting the rights of creditors.

(d)	It is not possible to express definitively an opinion as to whether any petition has been presented in the Cyprus courts for the liquidation of the Company.

(e)	Save as a search at the office of the Registrar of Companies conducted on 18 April 2013 in relation to the Company, we have not made any enquiries or investigations concerning the solvency of the Company. Apart from this search, it is not otherwise possible by making a search of public records to establish whether the Company is solvent. In this respect, it should be noted that a search at the office of the Registrar of Companies would not reveal definitively whether the Company is solvent and able to pay all its debts, or whether any previous similar event or events has or have taken place with regard to the Company and, therefore, we are not in a position to express an opinion as to any of the matters referred to above have taken place with respect to the Company.

ANTIS TRIANTAFYLLIDES & SONS	Page 3

(f)	We have assumed that all factual representations in the Registration Statement are accurate and complete. We express no view or opinion on any statements of fact made in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Taxation” and to the discussion of the opinion in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Antis Triantafyllides & Sons LLC

Antis Triantafyllides & Sons LLC